Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial
Bassett, VA 24055	Officer
(276) 629-6614 - Investors

Jay S. Moore, Director of
Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release
Bassett Announces Board Appointment & Increases Quarterly Dividend

Bassett Furniture Industries, Inc. (BSET) announced that on July 13, 2016, John R. Belk, former President and Chief Operating Officer of Belk, Inc., was elected a member of its Board of Directors. The Company’s Chairman and CEO, Robert H. Spilman, Jr., said “We are pleased and excited to have a director of Johnny Belk’s caliber join our Board. Johnny has more than thirty years of experience in retail as well as two decades of public company board service, making him a welcome and valuable addition.”

Mr. Belk joined Belk, Inc. in 1983 and served as President and Chief Operating Officer of Belk, Inc. from May 2004 to January 2016 and as a director from 1998 to 2015. He now serves as a Director of Belk/Sycamore and as the Vice Chair of The Belk Foundation. From 1997 to 2014, Mr. Belk was a director of Harris Teeter Supermarkets, Inc. (formerly Ruddick Corporation). Mr. Belk was a director of Bank of America from 2004 to 2007, and was a director of Alltel Corporation from 1996 to 2007.

Bassett Furniture Industries, Inc. also announced today that its Board of Directors has declared a regular quarterly dividend of $0.10 per share on outstanding common stock payable on August 26, 2016, to shareholders of record at the close of business August 12, 2016. This represents an 11% increase over the previous quarterly dividend.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 90 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also maintains its traditional wholesale business with more than 600 accounts in the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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